Exhibit 99.1

News Release

Weatherford Appoints Mark A. McCollum as President, CEO and Director

BAAR, SWITZERLAND, March 6, 2017 - Weatherford International plc (NYSE: WFT) announced today that after a full and diligent search process, the Board has appointed Mr. Mark A. McCollum as President and Chief Executive Officer, as well as a member of the Board of Directors, with an effective start date in late April 2017. Mr. McCollum is a proven executive with an impressive background spanning over 36 years in the energy sector, most recently as Executive Vice President and Chief Financial Officer at Halliburton Company. In addition to Mr. McCollum joining the Board of Directors of the Company, Mr. William Macaulay has been appointed Chairman of the Board of Directors.

Mr. Macaulay, Weatherford’s Chairman of the Board of Directors, commented, “We are extremely excited to have Mark as our CEO and as new member of the Board. After conducting a thorough executive search the Board determined that Mark’s significant industry experience, proven track record and leadership expertise makes him the ideal choice to lead Weatherford.”

Mr. Macaulay continued, “Consistent with our recent communications, our near-term priorities remain unchanged and focused on driving sustainable free cash flow, higher returns and improved financial flexibility. Furthermore, we remain committed to the core elements of our near-term strategy and will achieve these objectives through debt reduction, non-core asset dispositions and getting back to the basics in the way we work as we continue serving our customers with excellence and the highest level of service quality. The Board and I are highly confident that Mark is well suited to lead Weatherford in these efforts and execute a longer-term strategy to position the Company for the next chapter in its evolution. We look forward to working with him on these important steps.”

Commenting on his appointment, Mr. McCollum said, “I am excited to join the Company at such an important time. Weatherford is an excellent company with great people, technology and global reach. I look forward to working with the team to build a stronger and healthier Weatherford with a clear purpose and vision for the future. I believe Weatherford is well positioned to maximize opportunities in the recovering market and provide exceptional service to our customers and value to our shareholders.”

Krishna Shivram will be departing as interim Chief Executive Officer effective immediately. Christoph Bausch, Weatherford’s Executive Vice President and Chief Financial Officer will serve as acting Chief Executive Officer until Mr. McCollum assumes the role in a permanent capacity.

Mr. Macaulay concluded, “I would like to take this opportunity to thank Krishna for his contributions to the Company and his years of service at Weatherford. Krishna was instrumental in helping us through this transition process while setting the Company on the right path forward. The entire Weatherford family wishes him well in his future endeavors.”

About Mark A. McCollum

Mr. McCollum’s has over 36 years of leadership experience in the energy sector. Most recently he served as Chief Financial Officer of Halliburton Company, a position he started in 2008 and resumed in July of 2016 following an interim role as Chief Integration Officer during the pendency of Halliburton’s proposed acquisition of Baker Hughes Incorporated. Prior to joining Halliburton, Mr. McCollum held a number of senior positions at Tenneco, Inc., including Chief Financial Officer, and served as an Audit and Advisory Partner in Arthur Andersen’s Energy Division, where he began his career.

Mr. McCollum is a member of the Board of Directors and the Audit and Compensation Committees at Archrock, Inc., previously known as Exterran Holdings. He is also a Regent at Baylor University and on the Baylor College of Medicine Board of Trustees. Mr. McCollum received his Bachelor Degree in Business Administration and Accounting from Baylor University, and is a registered CPA in the State of Texas.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 900 locations, including manufacturing, service, research and development, and training facilities and employs approximately 30,000 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Twitter, YouTube and Facebook.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements include, among other things, the Company’s strategies and priorities, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon Weatherford’s current beliefs and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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Contacts:	Christoph Bausch	+1.713.836.4615
Acting Chief Executive Officer, EVP and CFO

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications

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